MODIFICATION AND SETTLEMENT AGREEMENT

This Modification and Settlement Agreement (the “Agreement”) is made and entered into as of this 20TH day of Mardi 2008 by and between Indigo-Energy, Inc., a Nevada corporation (the “Company”) and Leo Moore, with address at 704 Willow St., Mannington, WV 26583 (the “Creditor” and together with the Company, the “Parties”.)

WHEREAS, the Company previously entered into an agreement with the Creditor pursuant to which the Company agreed, in consideration for the transfer of such Creditor’s interest in the Company, to remit to the Creditor certain amounts, the outstanding balance of which is in the amount of $209,500 (the “Debt”), within the period provided in such agreement (the “Original Agreement”);

WHEREAS, the Parties have agreed that it is in all of their interests to modify the terms provided under the Original Agreement including those terms relating to the payment of the Debt; and

WHEREAS, the Company has offered and the Creditor have agreed to accept modifications to the terms and condition provided in the Original Agreement subject to the provisions set forth herein.

NOW THEREFOR, the Parties hereto agree as follows:

Section 1. Release, Waiver and Settlement. Effective upon the execution of this Agreement and subject to the provisions hereof, the Creditor hereby release and waive his respective rights and claims to the Debt, and the Parties hereby further release and waive all rights, claims and interests that are, or may be available, to them under the Original Agreement. The Parties agree that after the execution of this Agreement they shaft have no obligations or rights against each other except to the issuance of the Shares referenced below.

Section 2. Consideration. As consideration for the release, waiver and settlement by the Parties’ respective rights and interests provided under Original Agreement, the Company hereby agrees to remit to the Creditor the amount of Two Hundred Nine Thousand Five Hundred Dollars ($209,500) on or before June 30, 2008 payable as five thousand dollars ($5,000) on the first day of April, May, and June 2008 and the balance by June 30, 2008.

Section 3. Successor. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective administrators, representatives, executors, successors and assigns, either by reason of death, incapacity, merger, consolidation, and/or purchase or acquisition of substantially all of the Company’s assets or otherwise.

Section 4. Governing Law. Each Party acknowledges that it has been represented by counsel in connection with this Agreement, and has executed the same with knowledge of its consequences. This Agreement is made and entered into under New York law and shall be interpreted, enforced and governed under the laws of the laws of New York without regard to its conflicts of laws principles.

Section 5. Paragraph Headings. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

Section 6. Severability. Should any oldie provisions of this Agreement be declared or be determined to be illegal or invalid, the validity of the mining pasts, terms or provisions shall not be affected thereby and said we illegal or invalid part, term or provision shall be deemed to be a part of this Agreement.

Section 7. Entire Agreement. This Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof including but not limited to the Original Agreement. All other contracts, agreements or understandings between the Parties are hereby expressly declared to be null and void.

Section 8. Counterparts. This Agreement may be executed in counterparts. Each counterpart shall be deemed an original, and when taken together with the other signed counterpart, shall constitute one fully executed Agreement.

Section 9. Further Assurances. From and after the date hereof, the parties hereto shall take all actions, including the execution and delivery of all documents, necessary to effectuate the terms hereof.

Section 10. Survival. All obligations of the Pasties as set forth herein shall survive the execution and delivery hereof.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be entered into as of the date first written above.

CREDITOR:	THE COMPANY: INDIGO-ENERGY, INC.

/s/ Leo Moore	/s/ Steven P. Durdin
Leo Moore Date: 3/20/08	By: Steven P. Durdin Title: President
Date: 3/20/08